Goodrich Petroleum Announces Fourth Quarter and Year-End 2018 Financial Results and Operational Update

HOUSTON, March 5, 2019 /PRNewswire/ -- Goodrich Petroleum Corporation (NYSE American: GDP) (the "Company") today announced an operational update and fourth quarter and year-end 2018 financial results.

THE COMPANY HAS POSTED A NEW PRESENTATION ON THE COMPANY'S WEBSITE WHICH WILL BE REVIEWED ON THE EARNINGS CONFERENCE CALL. INVESTORS CAN ACCESS THE SLIDES AT: http://goodrichpetroleumcorp.investorroom.com/investor-relations

HIGHLIGHTS

  Adjusted EBITDA grew by 49% sequentially to $21.4 million in the fourth quarter, due to a 17% growth in production, an 11% increase in average realized prices and an 8% decrease in per unit cash operating expenses versus the third quarter of 2018.
  Net Income grew to $8.1 million ($0.68 per basic, $0.58 per fully diluted share) for the quarter.
  Production for the quarter grew 17% sequentially to an average of 99,200 Mcfe per day, versus an average of 84,700 Mcfe per day in the third quarter of 2018. As previously released, 2019 production is expected to grow approximately 100% versus 2018, and average 135,000 – 145,000 Mcfe per day, with a capital expenditure budget of $90-100 million.
  For the year, we conducted drilling or completion operations on 19 wells, adding 16 gross (7.5 net) wells to production in the Haynesville Shale Trend.
  We ended the year with 480 Bcfe of proved oil and natural gas reserves with a SEC PV10 of $418 million.

OPERATIONAL UPDATE

As previously announced, the Company added to production its Cason-Dickson 14&23 No. 3 (99% WI) and Cason-Dickson 14&23 No. 4 (99% WI) wells off of a common pad in Red River Parish, Louisiana, at a combined peak rate of 62,000 Mcfe per day. The Company has drilled and cased its Loftus 27&22 No. 1 (97% WI) and Loftus 27&22 No. 2 (97% WI) wells, both of which are in DeSoto Parish, Louisiana. Both wells are approximately 7,500 foot laterals, with frac operations expected to commence within 30-45 days.

The Company has one rig currently running.

FINANCIAL RESULTS

Cash Flow

Adjusted EBITDA was $21.4 million in the quarter, compared to $4.4 million in the prior year period. Adjusted EBITDA for the year was $48.0 million versus $18.5 million in the prior year period.

Discretionary cash flow ("DCF"), defined as net cash provided by operating activities before changes in working capital, was $20.0 million in the quarter, compared to $4.0 million in the prior year period. DCF was $46.3 million for the year, versus $17.1 million in the prior year period.

(See accompanying tables at the end of this press release that reconcile Adjusted EBITDA and DCF, each of which are non-US GAAP financial measures, to their most directly comparable US GAAP financial measure.)

Net Income (Loss)

Net income was $8.1 million in the quarter, or $0.68 per basic share and $0.58 per fully diluted share, versus a net loss $1.8 million, or ($0.17) per basic and fully diluted share in the prior year period. Net income for the year was $1.8 million, or $0.15 per basic share and $0.13 per fully diluted share, versus a net loss of $8.0 million, or ($0.80) per basic and fully diluted share in the prior year period.

Production

Production totaled 9.1 Bcfe in the quarter, or an average of 99,200 Mcfe (97% natural gas) per day, versus 2.9 Bcfe, or an average of 31,200 Mcfe (86% natural gas) per day in the prior year period. Production for the year was 25.7 Bcfe, or an average of 70,500 Mcfe per day, versus 12.2 Bcfe, or an average of 33,300 Mcfe per day in the prior year period.

Revenues

Oil and gas revenues totaled $33.9 million in the quarter, with 91% attributable to natural gas, versus $10.8 million, with 63% attributable to natural gas, in the prior year period. The average realized price per unit was $3.72 per Mcfe ($3.50 per Mcf of natural gas and $64.57 per barrel of oil) or $3.45 per Mcfe when including cash settled derivatives versus $3.78 per Mcfe ($2.79 per Mcf of natural gas and $58.40 per barrel of oil) or $3.84 per Mcfe when including cash settled derivatives in the prior year period.

Oil and gas revenues totaled $87.9 million for the year, with 83% attributable to natural gas, versus $45.3 million, with 66% attributable to natural gas, in the prior year period. The average realized price per unit was $3.42 per Mcfe ($2.99 per Mcf of natural gas and $67.93 per barrel of oil) or $3.29 per Mcfe when including cash settled derivatives versus $3.73 per Mcfe ($2.89 per Mcf of natural gas and $50.90 per barrel of oil) or $3.77 per Mcfe when including cash settled derivatives in the prior year period.

Operating Expenses

Lease operating expense ("LOE") was $2.8 million in the quarter, or $0.31 per Mcfe, versus $2.7 million, or $0.93 per Mcfe, in the prior year period, which included $0.5 million, or $0.05 per Mcfe, for workovers performed in the quarter, versus $0.4 million, or $0.13 per Mcfe, in the prior year period. For the year, LOE totaled $10.4 million, or $0.41 per Mcfe, versus $12.1 million, or $1.00 per Mcfe in the prior year period, which included $1.4 million, or $0.06 per Mcfe, for workovers, versus $3.4 million, or $0.28 per Mcfe, in the prior year period.

Production and other taxes were $0.3 million in the quarter, or $0.04 per Mcfe, versus $0.1 million, or $0.04 per Mcfe, in the prior year period. For the year, production and other taxes totaled $2.6 million, or $0.10 per Mcfe, versus $1.2 million, or $0.10 per Mcfe, in the prior year period.

Transportation and processing expense was $4.3 million in the quarter, or $0.47 per Mcfe, versus $1.6 million, or $0.54 per Mcfe, in the prior year period. For the year, transportation and processing expense totaled $11.0 million, or $0.43 per Mcfe, versus $6.2 million, or $0.51 per Mcfe, in the prior year period.

Depreciation, depletion and amortization ("DD&A") expense was $9.9 million in the quarter, or $1.08 per Mcfe, versus $3.2 million, or $1.13 per Mcfe, in the prior year period. For the year, DD&A expense totaled $26.8 million, or $1.04 per Mcfe, versus $12.1 million, or $1.00 per Mcfe, for the prior year period.

General and Administrative ("G&A") expense was $5.0 million in the quarter, or $0.55 per Mcfe, versus $4.7 million, or $1.64 per Mcfe, in the prior year period. G&A expense payable in cash was $3.3 million in the quarter, or $0.36 per Mcfe, versus $2.3 million or $0.80 per Mcfe, in the prior year period. G&A expense payable in cash for the year was $13.3 million, or $0.52 per Mcfe. G&A expense related to non-cash, stock based compensation totaled $1.7 million in the quarter, or $0.19 per Mcfe, versus $2.3 million, or $0.79 per Mcfe, in the prior year period. For the year, G&A expense totaled $19.7 million, or $0.76 per Mcfe, versus $16.7 million, or $1.37 per Mcfe, in the prior year period. For the year, G&A expense related to non-cash, stock based compensation totaled $6.4 million, or $0.25 per Mcfe, versus $6.9 million, or $0.56 per Mcfe, in the prior year period.

(See accompanying table at the end of this press release that reconciles G&A expense payable in cash, which is a non-US GAAP financial measure, to its most directly comparable US GAAP financial measure.)

Operating Income (Loss)

Operating income, defined as revenues minus operating expenses, totaled $11.6 million in the quarter, versus an operating loss of $1.2 million in the prior year period. For the year, operating income totaled $17.4 million, versus an operating loss of $2.2 million in the prior year period.

Interest Expense

Interest expense totaled $3.4 million in the quarter, which included interest payable in cash of $0.4 million incurred on the Company's credit facility and non-cash interest of $3.0 million, which included $1.8 million paid in-kind interest incurred on the Company's second lien notes and $1.2 million amortization of debt discount and issuance costs. For the prior year period interest expense totaled $2.7 million, which included interest payable in cash of $0.3 million incurred on the Company's credit facility and non-cash interest of $2.4 million, which included $1.5 million paid in-kind interest on the Company's second lien notes and $0.9 million amortization of debt discount.

Interest expense for the year totaled $11.9 million, which included interest payable in cash of $1.0 million incurred on the Company's credit facility and non-cash interest of $10.9 million, which included $6.7 million paid in-kind interest on the Company's second lien notes and $4.1 million amortization of debt discount and issuance costs. Interest expense was $9.7 million in the prior year.

(See accompanying table at the end of this press release that reconciles interest payable in cash, which is a non-US GAAP financial measure, to its most directly comparable US GAAP financial measure.)

Capital Expenditures

Capital expenditures totaled $16.6 million in the quarter, of which $14.9 million was spent on drilling and completion costs and $1.7 million on facilities and other expenditures. For the year, capital expenditures totaled $106.9 million, of which $106.2 million was spent on drilling and completion costs, $0.4 million for asset retirement obligations and $0.3 million for furniture and fixtures.

As previously announced, the Company revised its preliminary capital expenditure budget for 2019 to be in the range of $90 million to $100 million. The Company's capital expenditure budget contemplates drilling and/or completing 11 gross (9.8 net) horizontal wells during 2019, with a blended net average lateral length of approximately 7,000 feet. The preliminary capital expenditure budget is subject to quarterly review and approval by the Company's Board of Directors, with the flexibility to accelerate in the second half of the year depending on commodity prices. The Company has allocated the vast majority of the budget to drilling and completing core Haynesville Shale wells in the Bethany-Longstreet and Thorn Lake areas of Caddo, DeSoto and Red River Parishes, Louisiana.

Balance Sheet

The Company exited the year with $4.1 million of cash, $27.0 million outstanding under the Company's senior credit facility and total principal debt outstanding, including the senior credit facility and the second lien notes, of $80.7 million.

Crude Oil and Natural Gas Derivatives

The Company had a loss of $0.6 million on its derivatives not designated as hedges in the quarter, which was comprised of a $1.9 million gain from the change in fair value of our natural gas and oil derivative contracts and a $2.5 million realized loss on derivative settlements versus a gain of $1.4 million on its derivatives not designated as hedges in the prior year period, representing a $1.2 million gain from the change in fair value of our natural gas and oil derivative contracts and a $0.2 million realized gain on derivative settlements.

For the year ended December 31, 2018, the Company had a loss of $4.0 million on its derivatives not designated as hedges, which was comprised of a $0.8 million loss from the change in fair value of our natural gas and oil derivative contracts and a $3.2 million realized loss on derivative settlements versus a gain of $1.6 million during the prior year, representing a $1.1 million gain from the change in fair value of our natural gas and oil derivative contracts and a $0.5 million realized gain on derivative settlements.

OTHER INFORMATION

In this press release, the Company refers to several non-US GAAP financial measures, including Adjusted EBITDA and DCF. Management believes Adjusted EBITDA and DCF are good financial indicators of the Company's performance and ability to internally generate operating funds. DCF should not be considered an alternative to net cash provided by operating activities, as defined by US GAAP. Adjusted EBITDA should not be considered an alternative to net income (loss), as defined by US GAAP. Management believes that these non-US GAAP financial measures provide useful information to investors because they are monitored and used by Company management and widely used by professional research analysts in the valuation and investment recommendations of companies within the oil and gas exploration and production industry.

Initial production rates are subject to decline over time and should not be regarded as reflective of sustained production levels. In particular, production from horizontal drilling in shale oil and natural gas resource plays and tight natural gas plays that are stimulated with extensive pressure fracturing are typically characterized by significant early declines in production rates.

Unless otherwise stated, oil production volumes include condensate.

Certain statements in this news release regarding future expectations and plans for future activities may be regarded as "forward looking statements" within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as financial market conditions, changes in commodities prices and costs of drilling and completion, operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the Company's Annual Report on Form 10-K for the year ended December 31, 2018 and other subsequent filings with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

Goodrich Petroleum is an independent oil and natural gas exploration and production company listed on the NYSE American under the symbol "GDP".

GOODRICH PETROLEUM CORPORATION
SELECTED INCOME AND PRODUCTION DATA
(In thousands, except per share amounts)

	Three Months Ended	Three Months Ended	Year Ended	Year Ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Volumes
Natural gas (MMcf)	8,843	2,461	24,444	10,323
Oil and condensate (MBbls)	48	68	217	304
Mmcfe - Total	9,129	2,867	25,746	12,150

Mcfe per day	99,227	31,162	70,537	33,288

Oil and natural gas revenues	$ 33,985	$ 10,830	$ 87,943	$ 45,320
Other	(78)	226	53	833
	$ 33,907	$ 11,056	$ 87,996	$ 46,153

Operating Expenses	-	-
Lease operating expense (LOE excluding workovers - $2,368, $2,317, $9,027, $8,700, respectively)	2,827	2,680	10,446	12,125
Production and other taxes	337	115	2,605	1,183
Transportation and processing	4,304	1,554	11,046	6,222
Depreciation, depletion and amortization	9,875	3,232	26,809	12,125
General and administrative (payable in cash - $3,293, $2,299, $13,317, $9,237, respectively)	5,020	4,712	19,663	16,696
Other	(98)	-	7	(43)
Operating income (loss)	11,642	(1,237)	17,420	(2,155)

Other income (expense)	-	-
Interest expense (payable in cash - $432, $342, $961, $1,225, respectively)	(3,434)	(2,657)	(11,944)	(9,725)
Interest income (expense) and other	398	(35)	508	1,236
Loss (gain) on commodity derivatives not designated as hedges	(594)	1,359	(3,986)	1,552
	(3,630)	(1,333)	(15,422)	(6,937)

Reorganization gain (loss), net	-	(185)	(305)	118

Income (loss) before income taxes	8,012	(2,755)	1,693	(8,974)
Income tax benefit	57	978	57	978
Net income (loss)	$ 8,069	$ (1,777)	$ 1,750	$ (7,996)

Discretionary cash flow (see non-US GAAP reconciliation) (1)	$ 19,975	$ 4,014	$ 46,272	$ 17,140

Adjusted EBITDA (see calculation and non-US GAAP reconciliation) (2)	$ 21,352	$ 4,419	$ 47,950	$ 18,502

Weighted average common shares outstanding - basic	11,872	10,599	11,622	9,975
Weighted average common shares outstanding - diluted (3)	14,005	10,599	13,655	9,975

Income (loss) per share
Net income (loss) - basic	$ 0.68	$ (0.17)	$ 0.15	$ (0.80)
Net income (loss) - diluted	$ 0.58	$ (0.17)	$ 0.13	$ (0.80)

(1) Discretionary cash flow is defined as net cash provided by operating activities before changes in operating assets and liabilities. Management believes that the non-US GAAP measure of discretionary cash flow is useful as an indicator of an oil and natural gas exploration and production company's ability to internally fund exploration and development activities and to service or incur additional debt. The company has also included this information because changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the company may not control and may not relate to the period in which the operating activities occurred. Operating cash flow should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with US GAAP.

(2) Adjusted EBITDA is defined as earnings before interest expense, income and similar taxes, DD&A, share based compensation expense and impairment of oil and natural gas properties. In calculating adjusted EBITDA, gains on reorganization, gains/losses on commodity derivatives not designated as hedges net of cash received or paid in settlement of derivative instruments are also excluded. Other excluded items include interest income and other, reorganization and any other non-recurring non-cash gains or losses.

(3) Fully diluted shares excludes approximately 1.9 million potentially dilutive instruments that were anti-dilutive for the three months and year ended December 31, 2018, and 4.6 million potentially dilutive instruments that were anti-dilutive for the three months and year ended December 31, 2017.

GOODRICH PETROLEUM CORPORATION
Per Unit Sales Prices and Costs (Unaudited)

	Three Months Ended	Three Months Ended	Year Ended	Year Ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017

Average sales price per unit:
Oil (per Bbl)
Including net cash received from/paid to settle oil derivatives	$ 59.32	$ 57.14	$ 59.27	$ 50.61
Excluding net cash received from/paid to settle oil derivatives	$ 64.57	$ 58.40	$ 67.93	$ 50.90
Natural gas (per Mcf)
Including net cash received from/paid to settle natural gas derivatives	$ 3.24	$ 2.89	$ 2.94	$ 2.94
Excluding net cash received from/paid to settle natural gas derivatives	$ 3.50	$ 2.79	$ 2.99	$ 2.89
Oil and natural gas (per Mcfe)
Including net cash received from/paid to settle oil and natural gas derivatives	$ 3.45	$ 3.84	$ 3.29	$ 3.77
Excluding net cash received from/paid to settle oil and natural gas derivatives	$ 3.72	$ 3.78	$ 3.42	$ 3.73

Costs Per Mcfe
Lease operating expense ($0.26, $0.80, $0.35 and $0.72 Per Mcfe excluding workovers, respectively)	$ 0.31	$ 0.93	$ 0.41	$ 1.00
Production and other taxes	$ 0.04	$ 0.04	$ 0.10	$ 0.10
Transportation and processing	$ 0.47	$ 0.54	$ 0.43	$ 0.51
Depreciation, depletion and amortization	$ 1.08	$ 1.13	$ 1.04	$ 1.00
General and administrative (payable in cash - $0.36, $0.80, $0.52, and $0.76, respectively)	$ 0.55	$ 1.64	$ 0.76	$ 1.37
Other	$ (0.01)	$ -	$ -	$ -
	$ 2.44	$ 4.29	$ 2.74	$ 3.98

Note: Amounts on a per Mcfe basis may not total due to rounding.

GOODRICH PETROLEUM CORPORATION
Cash Flow Data (In Thousands)

Reconciliation of discretionary cash flow and net cash provided by operating activities (unaudited)

	Three Months Ended	Three Months Ended	Year Ended	Year Ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017

Net cash provided by operating activities (US GAAP)	$ 12,451	$ 1,893	$ 49,186	$ 18,306
Net changes in working capital	(7,524)	(2,121)	2,914	1,166
Discretionary cash flow (1)	$ 19,975	$ 4,014	$ 46,272	$ 17,140

	Three Months Ended	Three Months Ended	Year Ended	Year Ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$ 8,069	$ (1,777)	$ 1,750	$ (7,996)
Adjustments to reconcile net loss to net cash provided by operating activities
Depletion, depreciation and amortization	9,875	3,232	26,809	12,125
Deferred income taxes	(57)	(937)	(57)	(937)
(Gain) loss on derivatives not designated as hedges	594	(1,359)	3,986	(1,552)
Net cash received (paid) for settlement of derivative instruments	(2,499)	158	(3,236)	471
Share based compensation (non-cash)	1,781	2,265	6,545	6,863
Amortization of finance cost, debt discount, paid in-kind interest and accretion	3,002	2,400	10,983	8,534
Gain from material transfers & inventory write-downs	(9)	(153)	(32)	(367)
Reorganization items (non-cash)	(781)	185	(476)	(1)
Change in assets and liabilities:
Accounts receivable, trade and other, net of allowance	370	346	835	627
Accrued oil and gas revenue	(5,209)	(296)	(9,506)	(1,816)
Prepaid expenses and other	(18)	(1,131)	(249)	(881)
Accounts payable	(4,434)	(1,416)	8,530	1,888
Accrued liabilities	1,767	376	3,304	1,348
Net cash provided by operating activities	12,451	1,893	49,186	18,306
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(19,983)	(7,065)	(105,088)	(28,763)
Proceeds from sale of assets	(81)	100	26,839	563
Net cash used in investing activities	(20,064)	(6,965)	(78,249)	(28,200)
CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments of bank borrowings	-	(16,651)	(16,723)	(16,651)
Proceeds from bank borrowings	12,000	16,723	27,000	16,723
Net receipts (payments) related to Convertible Second Lien Notes	-	(694)	-	(694)
Issuance cost, net	1	-	(49)	(342)
Other (including cash for purchase of Treasury Stock)	(2,251)	-	(3,089)	-
Net cash provided by (used in) financing activities	9,750	(622)	7,139	(964)
Net increase (decrease) in cash and cash equivalents	2,137	(5,694)	(21,924)	(10,858)
Cash and cash equivalents, beginning of period	1,931	31,686	25,992	36,850
Cash and cash equivalents, end of period	$ 4,068	$ 25,992	$ 4,068	$ 25,992

GOODRICH PETROLEUM CORPORATION
Other Information and Reconciliations (In Thousands)

Supplemental Balance Sheet Data (unaudited)
	As of
	December 31, 2018

Cash and cash equivalents	$ 4,068

Long-term debt, net	$ 76,820
Unamortized debt discount and issuance cost	3,872
Total principal amount of debt	$ 80,692

Reconciliation of Net income (loss) to Adjusted EBITDA

	Three Months Ended	Three Months Ended	Year Ended	Year Ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017

Net income (loss) (US GAAP)	$ 8,069	$ (1,777)	$ 1,750	$ (7,996)
Depreciation, depletion and amortization ("DD&A")	9,875	3,232	26,809	12,125
Income tax benefit	(57)	(978)	(57)	(978)
Stock compensation expense (non-cash)	1,782	2,265	6,545	6,863
Interest expense	3,434	2,657	11,944	9,725
Loss (gain) on derivatives not designated as hedges	594	(1,359)	3,986	(1,552)
Net cash received in (paid for) settlement of derivative instruments	(2,499)	158	(3,236)	471
Other excluded items **	154	221	209	(156)
Adjusted EBITDA (2)	$ 21,352	$ 4,419	$ 47,950	$ 18,502

** Other excluded items include interest income, reorganization items and other non-recurring income and expense.

Derivative Activity

	Three Months Ended	Three Months Ended	Year Ended	Year Ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Change in fair value of derivatives not designated as hedges	$ 1,905	$ 1,201	$ (750)	$ 1,081
Net cash received in (paid for) settlement of derivative instruments	(2,499)	158	(3,236)	471
Net gain (loss) on derivatives not designated as hedges	$ (594)	$ 1,359	$ (3,986)	$ 1,552

Reconciliation of interest payable in cash to interest expense

	Three Months Ended	Three Months Ended	Year Ended	Year Ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017

Interest expense (GAAP)	$ 3,434	$ 2,657	$ 11,944	$ 9,725
Amortization of debt discount and issuance cost and paid-in-kind interest	(3,002)	(2,315)	(10,983)	(8,500)
Interest payable in cash	$ 432	$ 342	$ 961	$ 1,225

GOODRICH PETROLEUM CORPORATION
Other Information and Reconciliations continued (In Thousands)

Reconciliation of capital expenditures (unaudited)

	Three Months Ended	Three Months Ended	Year Ended	Year Ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Net cash used in investing activities (US GAAP)	$ (20,064)	$ (6,965)	$ (78,249)	$ (28,200)
Cash calls utilized	-	-	(1,193)	(415)
Inventory utilized	(237)	(882)	(1,957)	(1,854)
Cash (proceeds) payments related to sale of assets	81	(100)	(26,839)	(563)
Miscellaneous capitalized costs & ARO adjustments	(319)	(110)	(1,097)	(203)
Cost incurred in prior period and paid in current period	12,038	3,268	10,511	648
Capital accrual at period end	(8,086)	(11,206)	(8,086)	(11,206)
Total capital expenditures	$ (16,587)	$ (15,995)	$ (106,910)	$ (41,793)

Reconciliation of general & administrative expense payable in cash to general and administrative expense (unaudited)

	Three Months Ended	Three Months Ended	Year Ended	Year Ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
General & administrative expense (GAAP)	$ 5,020	$ 4,712	$ 19,663	$ 16,696
Share based compensation	(1,751)	(1,489)	(6,443)	(4,458)
Bonus share based compensation	-	(775)	-	(2,405)
Non-cash rent expense	24	(149)	97	(596)
General & administrative expense payable in cash	$ 3,293	$ 2,299	$ 13,317	$ 9,237
Oil and natural gas production (Mcfe)	9,129	2,867	25,746	12,150
General and administrative expense payable in cash per Mcfe	$ 0.36	$ 0.80	$ 0.52	$ 0.76

CONTACT: Robert C. Turnham, President, (713) 780-9494